NEWS
Contacts:

Investors/Analysts: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces Fourth Quarter and Year-End 2008 Results

Net Income Increases 145% Year Over Year Excluding One-Time Gain; Revenues Grow 10%

BETHESDA, MD – February 18, 2009 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information/marketing services to the commercial real estate industry, today announced that net income for the year ended December 31, 2008 increased 144.9% to $24.6 million, or $1.26 per diluted share, compared to $10.1 million, or $0.52 per diluted share for 2007, excluding 2007’s one-time gain on a lease settlement.  EBITDA (earnings before interest, taxes, depreciation and amortization) for the year ended December 31, 2008 was $56.6 million, an increase of 114.5% compared to EBITDA of $26.4 million for the year ended December 31, 2007, excluding 2007’s one-time lease settlement gain.

Revenues for the year ended December 31, 2008 were $212.4 million, an increase of 10.2% over revenues of $192.8 million for the year ended December 31, 2007.  Revenues in the fourth quarter 2008 increased approximately $125,000 from the third quarter of 2008, excluding the unfavorable impact of foreign exchange rate fluctuations on International revenue.

As of December 31, 2008, the company had $224.6 million in cash, cash equivalents, short-term and long-term investments, an increase of $37.2 million since December 31, 2007, and no long-term debt.

Year 2007-2008 Quarterly Results-Unaudited
(in millions, except per share data)
	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

U.S. Revenues	$40.2	$41.9	$43.5	$44.7	$46.4	$47.5	$48.0	$48.2
International Revenues (in British pounds)	£2.4	£3.0	£2.9	£3.0	£3.0	£3.1	£3.0	£3.0
Total Revenues	$44.8	$47.8	$49.3	$50.8	$52.3	$53.5	$53.8	$52.9
EBITDA	5.0	4.2	8.0	16.8	11.5	12.8	15.5	16.7
Net income	1.8	1.2	3.3	9.7	5.0	5.4	6.6	7.5
Net income per share - diluted	0.09	0.06	0.17	0.50	0.26	0.28	0.34	0.38
Weighted average outstanding shares - diluted	19.2	19.3	19.5	19.5	19.4	19.5	19.6	19.5

“CoStar Group completed another very successful year in 2008, delivering the earnings growth we projected by focusing on cost containment and earnings leverage,” said CoStar Group CEO Andrew C. Florance. “I was especially pleased that in the fourth quarter of 2008 we attained our longstanding goal of a company-wide EBITDA margin of 30%.  Moreover, we doubled earnings year over year excluding 2007’s one-time lease settlement gain, and we added more than $37 million to cash and investments to maintain our company’s strong financial position despite challenging economic conditions.”

Revenues for the fourth quarter of 2008 were $52.9 million, a 4.1% increase compared to the same period a year ago.  Fourth quarter 2008 revenue reflected the impact of unfavorable foreign currency exchange rates, declining non-subscription-based revenue combined with slower revenue growth for subscription-based services during the quarter. Subscription-based revenue accounts for more than 95% of the company’s total revenue.

Excluding the unfavorable impact from year-over-year changes in exchange rates throughout the quarter, revenues for the fourth quarter of 2008 would have grown 6.9% compared with the fourth quarter of 2007.  In the fourth quarter of 2008 alone, the unfavorable impact from quarter-over-quarter changes in exchange rates totaled approximately $1 million.  On a functional currency basis, U.S. revenues in the fourth quarter of 2008 totaled $48.2 million, as compared to $48.0 million in the third quarter of 2008, and international revenues totaled £3.0 million in the fourth quarter of 2008 consistent with the third quarter of 2008.

Net income increased to $7.5 million, or $0.38 per diluted share, for the fourth quarter of 2008 compared to net income of $3.8 million, or $0.20 per diluted share, for the fourth quarter of 2007, excluding the one-time lease settlement gain in the fourth quarter of 2007. EBITDA was $16.7 million for the fourth quarter of 2008 compared to $9.2 million for the fourth quarter 2007, excluding the one-time lease settlement gain in the fourth quarter of 2007.

“As we reported last quarter, the current economic environment and continued financial instability have had an adverse effect on our near-term revenue growth,” said Florance. “Certainly, we expect 2009 will present difficult challenges for many businesses. However, with our strong balance sheet and industry-leading market position, we fully expect to manage through the current environment and to capitalize on our subscription-based business model.”

“In addition, CoStar Showcase, the innovative new Internet marketing service we launched last May, has proven to be a major hit with our clients and we believe has the potential to be a significant contributor to revenue,” added Florance.

At the end of the fourth quarter 2008, CoStar had 89,712 paying subscribers to the company’s subscription-based information services, an increase of 961 compared to the end of the fourth quarter 2007. The 12-month trailing customer renewal rate for CoStar’s subscription-based services was approximately 89%.

2009 Outlook

“For the first quarter of 2009, we expect fully diluted net income per share of approximately $0.28 to $0.30,” stated CoStar Group Chief Financial Officer Brian J. Radecki.  “For the full year of 2009, we expect fully diluted net income per share of approximately $1.00 to $1.05, which includes approximately $5.5 million in pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants.  For 2009, we also anticipate our overall effective tax rate to be approximately 45%, and the interest rate for interest income to be approximately 0.5% to 0.8%.”

“Given the uncertainties surrounding foreign exchange rate fluctuations, we are providing revenue guidance separately for our U.S. and International operations.   In the U.S., we expect first quarter of 2009 quarterly revenue in the range of $47.0 to $48.0 million, and International revenue in the range of £2.7 to £2.9 million.  For the full year 2009, we expect U.S. revenue in the range of $185.0 to $190.0 million and International revenue in the range of £11.5 to £12.0 million,” said Radecki.

In this press release, we include disclosure of net income, excluding 2007’s one-time lease settlement gain, and EBITDA, excluding 2007’s one-time lease settlement gain, which are non-GAAP financial measures.  We believe these numbers provide useful information to investors as they provide a means for a more accurate comparison of our results of operations over historical periods.  We also believe these measures provide more meaningful insight into the company’s performance, as they exclude a non-recurring item that is not considered by management to be directly related to on-going business operations.

Management will conduct a conference call to discuss earnings results for the fourth quarter and full year ended December 31, 2008, and the financial outlook for the first quarter of 2009 at 11:00 a.m. EST on Thursday, February 19, 2009. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call (800) 398-9386 from within the United States and Canada, or (612) 288-0340 from outside the United States and Canada. Refer to Conference reservation number 984704. A replay of the conference call will be available approximately one hour after the live call concludes and remain available through midnight on March 5, 2009. The replay telephone number is (800) 475-6701 within the United States and Canada, or (320) 365-3844 outside the United States and Canada.  Refer to Conference reservation number 984704. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenues	$52,929	$50,840	$212,428	$192,805
Cost of revenues	17,733	20,009	73,408	76,704
Gross margin	35,196	30,831	139,020	116,101

Operating expenses:
Selling and marketing	8,375	12,025	41,705	51,777
Software development	3,082	3,087	12,759	12,453
General and administrative	9,814	9,743	39,888	36,569
Gain on lease settlement, net	-	(7,613)	-	(7,613)
Purchase amortization	1,157	1,256	4,880	5,063
	22,428	18,498	99,232	98,249

Income from operations	12,768	12,333	39,788	17,852
Interest and other income, net	782	2,220	4,914	8,045
Income before income taxes	13,550	14,553	44,702	25,897
Income tax expense, net	6,049	4,841	20,079	9,946
Net income	$7,501	$9,712	$24,623	$15,951

Net income per share - basic	$0.39	$0.51	$1.27	$0.84
Net income per share - diluted	$0.38	$0.50	$1.26	$0.82

Weighted average outstanding shares - basic	19,451	19,148	19,372	19,044
Weighted average outstanding shares - diluted	19,544	19,498	19,550	19,404

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$7,501	$9,712	$24,623	$15,951
Purchase amortization in cost of revenues	512	783	2,284	2,170
Purchase amortization in operating expenses	1,157	1,256	4,880	5,063
Depreciation and other amortization	2,263	2,401	9,637	8,914
Interest income, net	(782)	(2,220)	(4,914)	(8,045)
Income tax expense, net	6,049	4,841	20,079	9,946
EBITDA	$16,700	$16,773	$56,589	$33,999

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$159,982	$57,785
Short-term investments	35,268	129,641
Accounts receivable, net	12,294	10,875
Deferred income taxes	2,036	2,716
Prepaid and other current assets	2,903	4,661
Total current assets	212,483	205,678

Long-term investments	29,340	-
Deferred income taxes	3,392	2,233
Property and equipment, net	16,876	24,045
Intangible and other assets, net	70,749	87,565
Deposits and other assets	1,544	2,322
Total assets	$334,384	$321,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$19,694	$27,863
Deferred revenue	9,442	10,374
Total current liabilities	29,136	38,237

Deferred income taxes	132	1,801
Income taxes payable	1,695	-

Stockholders' equity	303,421	281,805
Total liabilities and stockholders' equity	$334,384	$321,843

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues
United States	$48,187	$44,733	$190,075	$170,298
International	4,742	6,107	22,353	22,507
Total Revenues	$52,929	$50,840	$212,428	$192,805

EBITDA
United States	$16,629	$11,861	$58,813	$32,872
International*	71	4,912	(2,224)	1,127
Total EBITDA	$16,700	$16,773	$56,589	$33,999

International Revenue in British pounds	£3,004	£2,985	£12,042	£11,231

* International EBITDA includes a corporate allocation of approximately $222,000 and $390,000 for the three months ended December 31, 2008 and 2007, respectively, and $1,110,000 and $2,590,000 for the year ended December, 2008 and 2007, respectively.

Reconciliation of Non-GAAP Financial Measures with 2007-2008 Quarterly Results
(in millions)
	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$1.8	$1.2	$3.3	$9.7	$5.0	$5.4	$6.6	$7.5
Purchase amortization	1.6	1.8	1.8	2.0	1.8	1.9	1.8	1.7
Depreciation and other amortization	2.0	2.1	2.3	2.5	2.5	2.5	2.4	2.3
Interest income, net	(1.9)	(1.9)	(2.1)	(2.2)	(1.9)	(1.3)	(0.9)	(0.8)
Income tax expense, net	1.5	1.0	2.7	4.8	4.1	4.3	5.6	6.0
EBITDA	$5.0	$4.2	$8.0	$16.8	$11.5	$12.8	$15.5	$16.7

Reconciliation of Fourth Quarter and Full-year 2007 Results, excluding Gain on lease settlement
(in thousands)

	For the Three Months	For the Year
	Ended December 31,	Ended December 31,
	2007	2007

EBITDA	$16,773	$33,999
Gain on lease settlement, net	(7,613)	(7,613)
EBITDA, excluding gain	$9,160	$26,386

Net Income	$9,712	$15,951
Gain on lease settlement, net	(7,613)	(7,613)
Income tax expense, net	1,718	1,718
Net Income, excluding gain	$3,817	$10,056

Net income, excluding gain, per share - diluted	$0.20	$0.52

About CoStar Group, Inc.
CoStar Group, Inc. (Nasdaq:CSGP) is the number one provider of information/marketing services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,300 people working for the company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2007 and CoStar's Form 10-Q for the quarter ended September 30, 2008, under the heading "Risk Factors.” In addition to these statements, there can be no assurance as to what effect the current economic environment and continued financial instability will have on CoStar’s revenue and earnings growth; that 2009 will present difficult challenges for the company and many other businesses; that CoStar Showcase will be a significant contributor to CoStar’s revenue; that CoStar will be able to manage through the current environment and to capitalize on its subscription-based business model; that fully diluted net income for the first quarter of 2009 and full year 2009 will be as stated in this press release; that the equity compensation charges for full year 2009 will be as stated in this press release; that the overall effective tax rate and the interest rate for our interest income for 2009 will be as stated in this press release; and that quarterly revenue for the first quarter 2009 and revenue for the full year 2009 will be as stated in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.